                                                                  Exhibit (j)(1)

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 16, 2004, relating to the financial statements and financial highlights which appears in the December 31, 2003 Annual Report to Shareholders of Forward Hoover Small Cap Equity Fund, Forward Hoover Mini-Cap Fund, Forward Uniplan Real Estate Investment Fund, Forward Hansberger International Growth Fund, and Forward International Small Companies Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Auditors" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP
San Francisco, California
April 23, 2004